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                                                                    EXHIBIT 99.3

                                                         TAX I.D. NO. 38-3525276

                                 PROMISSORY NOTE
                                (EURODOLLAR RATE)

$30,000,000                                                    Detroit, Michigan
                                                                    May 15, 2003

         On or before May 15, 2004 (herein called the "Maturity Date"), FOR VALUE RECEIVED, the undersigned, CAMELOT VENTURES, L.L.C., a Michigan limited liability company (herein called "Borrower"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), in lawful currency of the United States of America, the principal sum of THIRTY MILLION DOLLARS ($30,000,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

         This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary).

         Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate, as elected by Borrower or as otherwise determined under this Note.

         Accrued and unpaid interest on the unpaid balance of each outstanding Prime-based Advance shall be payable monthly, in arrears, commencing on June 1, 2003, and on the first Business Day of each succeeding month thereafter, until maturity (whether as stated herein, by acceleration, or otherwise). Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 365 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime-based Rate on the date of each such change in the Prime-based Rate.

         Accrued and unpaid interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto (unless sooner accelerated in accordance with the terms of this Note); provided, however, if such Interest Period in respect of any such Eurodollar-based Advance is more than three (3) months, interest thereon shall also be payable at intervals of three (3) months from the date of such Advance. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 365 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

         From and after the occurrence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand.

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         The amount and date of each Advance, its Applicable Interest Rate, its
Interest Period, if any, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

         Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance as the same type of Advance, upon the delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following:

         (a) no Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist under this Note;

         (b) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "A";

         (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan time) three (3) Business Days prior to the proposed date of Advance in the case of Eurodollar-based Advances, and by 11:00 a.m. (Detroit, Michigan time) on the proposed date of Advance in the case of Prime-based Advances;

         (d) the principal amount of each Eurodollar-based Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000);

         (e) the proposed date of any refunding of any outstanding Eurodollar-based Advance as another Eurodollar-based Advance or the conversion of any outstanding Eurodollar-based Advance to a Prime-based Advance shall only be on the last day of the Interest Period applicable to such outstanding
                  Eurodollar-based Advance; and

         (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower; provided, however, as aforesaid, Bank shall not be obligated to make any Advance under this Note.

         If, as to any outstanding Eurodollar-based Advance, Bank shall not receive a timely Request for Advance in accordance with the foregoing requesting the refunding of such Advance as a Eurodollar-based Advance, the principal amount of such Advance which is not then repaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto, subject in all respects to the terms and conditions of this Note. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank's rights or remedies under this Note upon the occurrence of any Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default.

         Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Note at any time. Borrower may prepay all or part of any Eurodollar-based Advance

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on the last day of the Interest Period applicable thereto, provided that the aggregate balance of Eurodollar-based Advances outstanding after such prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and the unpaid portion of such Eurodollar-based Advance which is then refunded or converted shall be subject to the limitations set forth in this Note. Any prepayment made in accordance with this paragraph shall be without premium or penalty. Any other prepayment shall be otherwise restricted by and subject to the terms of this Note.

         Subject to the definition of an "Interest Period" hereunder, in the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

         All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Borrower hereby authorizes Bank to charge any account of Borrower with Bank for all sums due hereunder when due in accordance with the terms hereof.

         If Borrower makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow any Eurodollar-based Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

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         For any Eurodollar-based Advance, if Bank shall designate a Eurodollar
Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such Eurodollar Lending Office.

         If, with respect to any Interest Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such Interest Period, or (b) if the rate of interest referred to in the definition of "Eurodollar-based Rate" upon the basis of which the rate of interest for a Eurodollar-based Advance is to be determined does not accurately or fairly cover or reflect the cost to Bank of making or maintaining a Eurodollar-based Advance hereunder, then Bank shall forthwith give notice thereof to the Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

         If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance.

         If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to this Note or any Advance hereunder or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve

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                  System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance under this Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error in computation.

         In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling
Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making or maintaining any Advances hereunder, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the making or maintaining of such Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to the making or maintaining any Advances hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

         This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modifications, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the "Indebtedness"), are secured by and Bank is granted a security interest in all items at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, by all property of Borrower from time to time in the possession of Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by Borrower or others to or for the benefit of Bank (collectively the "Collateral").

         If Borrower or any guarantor under a guaranty of all or part of the Indebtedness ("guarantor") (a) fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) fail(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation) is the subject of a dissolution, merger or consolidation; or (d) if any warranty or representation made by Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; (e) or if there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) if there is any failure by Borrower or any guarantor to pay, when due, any of its indebtedness (other than to the Bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (g) if Bank deems itself insecure, believing in good faith that the prospect of payment or performance of this Note or any of the Indebtedness is materially impaired or shall fear deterioration, removal or waste of any of the Collateral; or (h) if there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor or any of the Collateral, including, without limit, any accounts of Borrower or any guarantor with Bank, then Bank, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a "Default"), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower given to it under applicable law, or otherwise.

         Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which the Bank now or later has relating to Borrower and the Indebtedness.

         Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable

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attorneys' fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

         Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

         This Note shall bind Borrower and Borrower's respective successors and assigns.

         For the purposes of this Note, the following terms have the following meanings:

         "Advance" means a borrowing requested by Borrower and made by Bank under this Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Applicable Interest Rate" means the Eurodollar-based Rate or the Prime-based Rate, as selected by Borrower from time to time or as otherwise determined in accordance with the terms and conditions of this Note.

         "Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan.

         "Eurodollar-based Advance" means an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" means a per annum interest rate which is equal to the sum of one and one-quarter percent (1.25%), plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) two (2) Business Day prior to the first day of such Interest Period;

                  divided by

         (b) a percentage equal to 100% minus the maximum rate during such Interest Period at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

         "Eurodollar Lending Office" means Bank's office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

         "Interest Period" means a period of one (1) month, two (2) months, three (3) months, six (6), nine (9) or twelve (12) months as selected by Borrower pursuant to the terms of this Note, commencing on the day a Eurodollar-based Advance is made, provided that:

         (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month;

         (b)      no Interest Period shall extend beyond the Maturity Date; and

         (c) no more than five (5) Interest Periods shall be in effect at any time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Rate" shall mean a per annum interest rate which is equal to the greater of (i) the Prime Rate less three quarters of one percent (3/4%), or (ii) the rate of interest equal to the sum of (a) one percent (1%) and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the "Overnight Rates"), as published by the Federal Reserve Bank of New York, or, if the overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.

         "Request for Advance" means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit "A".

         Borrower agrees to make all payments to Bank of any and all amounts due and owing by Borrower to Bank hereunder, including, without limitation, the payment of principal and interest on any Advance, on the date provided for such payment, in United States Dollars in immediately available funds, at the office of Bank located at Comerica Tower at Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, or such other address as Bank may notify Borrower in writing.

         No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

         BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

         This Note replaces in its entirety that certain Promissory Note dated March 31, 2003 made in the principal amount of $20,000,000 by Borrower payable to Bank, as may be amended, which was a replacement of that certain Promissory Note dated December 3, 2001, made in the principal amount of $10,000,000 by Borrower payable to Bank, as may have been amended, which was a replacement of that certain Master Revolving Note dated September 20, 2000 made in the principal amount of $10,000,000 by Borrower payable to Bank, as may have been amended.

                                     CAMELOT VENTURES, L.L.C.

                                     By: /s/ David Katzman
                                         -------------------------
                                     Its: Manager
                                          ------------------------
                                       9

                                   EXHIBIT "A"

                               REQUEST FOR ADVANCE

         The undersigned hereby requests COMERICA BANK ("Bank") to make a(an) ____________________________(1) Advance to the undersigned on _________________,
20__, in the amount of _________________________________________________________
Dollars ($____________) under the Promissory Note dated as of ________________, 2003, issued by the undersigned to said Bank in the face amount of Thirty Million Dollars ($30,000,000) (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be ____________________(2). The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is _______________, 20__.

         The undersigned certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will pay such excess amount on demand.

         The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

         Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Note.

         Dated this _____ day of _____________, 20___.

                                      CAMELOT VENTURES, L.L.C.

                                      By:_____________________________________

                                      Its:____________________________________

------------------------

(1) Insert "Prime-based" or "Eurodollar-based".

(2) Insert "one month", "two months" "three months", "six months", "nine months" or "twelve months".

                                  May 15, 2003

Camelot Ventures, L.L.C.
100 Galleria Officentre, Suite 42
Southfield, Michigan 48034

Gentlemen:

         Comerica Bank ("Bank") has extended to Camelot Ventures, L.L.C., a Michigan limited liability company ("Company"), a Thirty Million Dollar ($30,000,000) revolving credit facility evidenced by that certain Promissory Note of even date herewith made in the principal amount of $30,000,000 by Company payable to Bank, as it may be amended, restated, replaced or supplemented from time to time ("Note"). The Note is a replacement for and increase of that certain Promissory Note dated March 31, 2003, made in the principal amount of $20,000,000 by Company payable to Bank, which was a replacement for and increase of that certain Promissory Note dated December 3, 2001 made in the principal amount of $10,000,000 by Company payable to Bank, as may be amended, which was a replacement for that certain Master Revolving Note dated September 20, 2000 made in the principal amount of $10,000,000 by Company payable to Bank, as amended (collectively, the "Prior Note"). This Letter Agreement replaces in its entirety that certain Letter Agreement dated March 31, 2003 between Company and Bank.

         1. The initial advance under the Note shall be used to repay the indebtedness outstanding under the Prior Note. Additional advances under the Note shall be used for investment purposes.

         2. In addition to direct advances under the Note, Bank agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Company (herein individually called a "Letter of Credit" and collectively "Letters of Credit") in aggregate undrawn amounts not to exceed Three Hundred Thousand Dollars ($300,000) at any one time outstanding; provided, however that the sum of the aggregate amount of advances outstanding under the Note plus the aggregate undrawn amount of all Letters of Credit (and the unpaid amount of any draws or other demands for payment under any Letters of Credit) shall not exceed Thirty Million Dollars ($30,000,000) at any one time; and provided further, that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the earlier of (i) one (1) year after issuance or (ii) April 1, 2004. In addition to the terms and conditions of this letter agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company unto Bank with respect thereto. With respect to each Letter of Credit, Company shall pay, in addition to Bank's other standard letter of credit fees, (a) $150 issuance fee for each Letter of Credit and (b) a per annum fee equal to 1% of the face amount of each Letter of Credit. Bank shall have no

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Camelot Ventures, L.L.C.
May 15, 2003
Page 2

obligation to make any advance under the Note or issue any Letter of Credit unless Company has furnished Bank with evidence satisfactory to Bank, in the exercise of its sole but reasonable discretion, that, after giving effect thereto, Company would be in compliance with the provisions of Section 4(b) below.

         3. Upon the occurrence of any default under this letter agreement, the Note or any documents executed in connection therewith, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under all Letters of Credit then outstanding.

         4. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any indebtedness remains unpaid and outstanding under the Note, Company covenants and agrees that it shall:

         (a) Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

                  (i) As soon as available, and in any event not later than ninety (90) days after the close of each fiscal year of Company, beginning with the fiscal year ending December 31, 2003, financial statements of Company, containing the balance sheet of Company as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by the Company in accordance with generally accepted accounting principles consistently applied ("GAAP"), shall be in such detail as Bank may reasonably require, and shall be certified as to accuracy and fairness by an authorized officer of Company.

                  (ii) As soon as available, and in any event not later than ninety (90) days after the close of each fiscal quarter of each fiscal year of Company, beginning with the fiscal quarter ending March 31, 2003, financial statements of Company, containing the balance sheet of each such Company as of the close of each such fiscal quarter, statements of income and retained earnings and a statement of cash flows for Company for such fiscal quarter and for the portion of the fiscal year of Company through the end of the fiscal quarter then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by the Company in accordance with GAAP, shall be in such detail as Bank may reasonably require, and shall be certified as to accuracy and fairness by an authorized officer of such Company.

                  (iii) as soon as practical but in no event later than forty-five (45) after and as of the end of each calendar year, commencing with the calendar year ending

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Camelot Ventures, L.L.C.
May 15, 2003
Page 3

                           December 31, 2003, the personal financial statements for Daniel Gilbert and David and Nancy Katzman (collectively, the "Guarantors");

                  (iv) within ten (10) days of the date filed, copies of all federal tax returns filed by or on behalf of the Guarantors;

                  (v) as soon as practical but in no event later than thirty (30) days after and as of the end of each December, March, June and September, commencing March 31, 2003, quarterly brokerage statements for the Guarantors; and

                  (vi) together with the brokerage statements required to be delivered under paragraph (v) above, a certification with respect to the Guarantors' compliance with the covenants in their respective Amended and Restated Guaranties dated of even date herewith with respect to the obligations and liabilities of Company to Bank; and

         (b) so long as the sum of the aggregate amount of advances outstanding under the Note plus the aggregate undrawn amount of all Letters of Credit (and the unpaid amount of any draws or other demands for payment under any Letters of Credit) is equal to or greater than $20,000,000, maintain at all times Unencumbered Cash Equivalents of not less than Ten Million Dollars ($10,000,000). "Unencumbered Cash Equivalents" shall mean, as of any date of determination, all of the following beneficially owned by Company as of such date and which are not subject to any pledge, security interest, lien, mortgage, hypothecation or other encumbrance:

                  (i) equities listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or other stock exchange approved in writing by Bank (collectively, "Equities"); and

                  (ii)     corporate bonds convertible into Equities.

         5. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any indebtedness remain unpaid and outstanding, Company covenants and agrees that it shall not, without the prior written consent of Bank:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including, without limit, any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP), whether now owned or hereafter acquired, other than the following:

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Camelot Ventures, L.L.C.
May 15, 2003
Page 4

                  (i) liens, mortgages, security interests and encumbrances to or in favor of Bank;

                  (ii) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

                  (iii) liens, not delinquent, created by statute in connection with workers' compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

                  (iv) liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                  (v) minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restriction or existing or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto un-marketable; and

                  (vi) any other liens agreed or consented to, in writing, by Bank.

         6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

         7. All covenants, agreements, representations and warranties by or on behalf of Company, made in connection with this Agreement, the Note and any other loan documents in connection therewith shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Company pursuant hereto shall constitute representations and warranties by such Company.

         8. Company agrees that it will pay all costs and expenses incurred by Bank in connection with the preparation of this Agreement, the Note and any other loan documents contemplated hereby, including, without limitation, reasonable attorneys' fees and distributions of counsel for the Bank.

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Camelot Ventures, L.L.C.
May 15, 2003
Page 5

         9. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Company shall not assign or transfer any of its rights or obligations hereunder or otherwise without the prior written consent of Bank.

         10. COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTE OR ANY OF THE LOAN DOCUMENTS IN CONNECTION HEREWITH.

         Please acknowledge Company's acceptance of the terms of this letter by an authorized signature of Company below.

                                     Very truly yours,

                                     COMERICA BANK

                                     By: /s/ John Spidel
                                         ----------------------------------
                                     Its: Vice President
                                          ---------------------------------
Accepted and Agreed to
as of May 15, 2003:

CAMELOT VENTURES, L.L.C.

By: /s/ David Katzman
    -----------------------
Its:     Manager